EXHIBIT 99.1

NEWS RELEASE

For Media, Contact:
Cynthia A. Shoop
Vice President, Corporate Communications
10435 Downsville Pike
Hagerstown, MD 21740-1766
Phone: 301-665-2718
Media Hotline: 1-888-233-3583
E-Mail: cshoop@alleghenyenergy.com	For Investor Relations, Contact:
Gregory L. Fries
General Manager, Investor Relations
10435 Downsville Pike
Hagerstown, MD 21740-1766
Phone: (301) 665-2713
E-Mail: gfries@alleghenyenergy.com

M. Beth Straka
General Manager, Investor Relations
4350 Northern Pike
Monroeville, PA 15146-2841
Phone: (412) 856-3731
E-Mail: mstraka@alleghenyenergy.com

FOR IMMEDIATE RELEASE

Allegheny Energy, Inc. Announces Chairman and CEO to Retire

Board Committee Initiates Search for Successor

                     Hagerstown, Md., March 6, 2003 – Allegheny Energy, Inc. (NYSE: AYE) today announced that Alan J. Noia, Chairman, President, and Chief Executive Officer of the Company, has informed the Board of Directors of his decision to retire. At the request of the Board, Mr. Noia has agreed to remain with the Company until a successor is found. The Board’s Management Review and Director Affairs Committee, consisting solely of independent directors, is selecting a prominent executive search firm to identify qualified candidates to lead the Company.

                     Mr. Noia said, “During my 34-year career with Allegheny, I have had the honor of working with thousands of talented employees at all levels of the Company. Allegheny Energy is a business with solid underlying value, great employees, and tremendous potential. Over the past year, we have made significant strides in refocusing on our core businesses and addressing the challenges facing the industry and our Company, positioning us to deliver value to our shareholders. Having recently successfully refinanced our credit facilities, it is the right time for me to retire. I am confident that the Company will continue to successfully and reliably serve its customers.”

                     Frank A. Metz, Jr., Chairman of the Management Review and Director Affairs Committee of the Allegheny Energy Board of Directors, said, “Under Al’s guidance, Allegheny Energy has grown steadily from a small, regional utility to a diversified energy company that is highly regarded in our industry. The challenges have been greater than anyone could have expected, but Al has risen to meet those challenges and successfully positioned the Company for future growth and profitability. We thank Al for his service and appreciate that he will continue to lead Allegheny until a new Chief Executive Officer is appointed.”

                     Mr. Noia was named Chairman, President, and Chief Executive Officer of Allegheny Energy in 1996. He began his career with the Company in 1966 as a summer intern working as a member of a survey crew for one of the Company’s subsidiaries, The Potomac Edison Company. Since joining Allegheny Energy in 1969, Mr. Noia has held a wide variety of positions, including Vice President of Bulk Power Supply, Chief Financial Officer, and Chief Operating Officer. Mr. Noia is a member of the Board of Directors of the Edison Electric Institute, Southeastern Electric Exchange, Ohio Valley Electric Corporation, Maryland Symphony Orchestra, and the Board of Trustees of the Community Foundation of Washington County. He received a Bachelor of Science degree in Electrical Engineering from the University of Virginia. Mr. Noia grew up in Winchester, Virginia. He and his wife, the former Cynthia D. Rathman, reside in the Hagerstown, Md. area.

                     With headquarters in Hagerstown, Md., Allegheny Energy is an integrated energy company with a balanced portfolio of businesses, including Allegheny Energy Supply, which owns and operates electric generating facilities and supplies energy and energy-related commodities in selected domestic retail and wholesale markets; Allegheny Power, which delivers low-cost, reliable electric and natural gas service to about three million people in Maryland, Ohio, Pennsylvania, Virginia, and West Virginia; and a business offering fiber-optic and data services. More information about the Company is available at www.alleghenyenergy.com.

                     Certain statements contained herein constitute forward-looking statements with respect to Allegheny Energy, Inc. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Allegheny Energy to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors may affect Allegheny Energy’s operations, markets, products, services, prices, capital expenditures, development activities, and future plans. Such factors include, among others, the following: changes in general, economic, and business conditions; changes in the price of electricity and natural gas; changes in industry capacity; changes in technology; changes in financial and capital market conditions; changes in political and social conditions, deregulation activities and the movement toward competition in the states served by our operations; the effect of regulatory and legislative decisions; regulatory approvals and conditions; the loss of any significant customers; litigation; and changes in business strategy or business plans.

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